Filed Pursuant to Rule 433 Registration Statement No. 333-262557 Dated November 15, 2023

Market Linked Securities – Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to an Index Basket due December 5, 2028
Term Sheet to the Preliminary Pricing Supplement dated November 15, 2023
Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Basket:
An unequally weighted basket (the “Basket”) comprised of the following basket components: S&P 500® Index (40% weighting percentage), the EURO STOXX 50® Index (40% weighting percentage) and the Nikkei 225 Index (20% weighting percentage)

Pricing Date:*	November 30, 2023
Issue Date:*	December 5, 2023
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per Security):
•     If the ending level is greater than the starting level:
$1,000 + $1,000 × basket return × upside participation rate
•    If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or
•     If the ending level is less than the threshold level:
$1,000 + ($1,000 × basket return)

Calculation Day:*	November 30, 2028, subject to postponement
Stated Maturity Date:*	December 5, 2028, subject to postponement
Starting Level:	100.00
Ending Level:
Calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100.00 and (ii) an amount equal to 1 plus the sum of: (A) 40% of the component return of the S&P 500® Index; (B) 40% of the component return of the EURO STOXX 50® Index; and (C) 20% of the component return of the Nikkei 225® Index.

Threshold Level:	70, which is 70% of the starting level
Upside Participation Rate:	At least 165% (to be determined on the pricing date)
Basket Return:	The quotient of (i) ending level minus the starting level divided by (ii) the starting level (expressed as a percentage)
Component Return:	For each basket component, the quotient of (i) its final component level minus its initial component level divided by (ii) its initial component level (expressed as a percentage)
Initial Component Level:	For each basket component, its closing level on the pricing date
Final Component Level:	For each basket component, its closing level on the calculation day
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:**	Up to 3.87%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 3.00%, and WFA may receive a distribution expense fee of 0.12%.
CUSIP / ISIN:	89115FH53 / US89115FH533
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $2.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

***assumes an upside participation rate return equal to the lowest possible upside participation rate that may be determined on the pricing date.
If the ending level is less than the threshold level, you will have full downside exposure to the decrease in the level of the Basket from the starting level and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.
The securities do not pay interest. You will participate in any increase in the level of the Basket, but you will have full downside exposure to the Basket on the calculation day if the ending level is less than the threshold level.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $895.00 and $935.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036123053379/ef20014701_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated August 31, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement and the prospectus. Please review those risk disclosures carefully.
•	If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 30%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Return On Your Securities May Change Significantly Despite Only A Small Change In The Level Of The Basket.
•	The Basket Is Unequally Weighted And Changes In The Closing Levels Of The Basket Components May Offset Each Other.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Basket Components.
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Level Of The Basket Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Basket Components Reflect Price Return Only And Not Total Return.
•	The Securities Are Subject To Risks Associated With Non-U.S. Securities Markets.
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Basket And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Basket Components.
•	Historical Levels Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.
•	Changes That Affect A Basket Component May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.
•
We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor (Except To The Extent Wells Fargo & Company (The Parent Company of Wells Fargo Securities) Is Included In The S&P 500® Index) And Have Not Independently Verified Its Public Disclosure Of Information.

•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.